Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made and entered this 15th day of April 2021 (the “Effective Date”) by and between Munish Bansal (“Executive”) and FTE Networks, Inc., its subsidiaries and affiliates (collectively, the “Company”) (each a “Party” and together, the “Parties”).

WHEREAS, Executive has served as the Chief Executive Officer of US Home Rentals LLC, the Company’s wholly owned subsidiary, in accordance with the terms of that certain Executive Employment Agreement dated September 25, 2020 executed by Company and the Executive (the “Employment Agreement”).

WHEREAS, Executive, in exchange for the agreed upon, good and valuable consideration contained herein, has agreed to enter into this Agreement to fully and finally resolve any and all claims, issues, demands, causes of action and controversies Executive may have against the Company under the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	TERMINATION OF EMPLOYMENT. Executive’s employment with the Company will terminate effective as of April 15, 2021 (the “Termination Date”). All compensation and benefits cease as of the Termination Date, except as expressly provided in this Agreement or as otherwise required by law. The Termination Date will be deemed the effective date of Executive’s termination of employment for all purposes. Executive shall have no authority to act on behalf of the Company or to bind it in any way after the close of business on the Termination Date.

2.	BACKPAY AND EXPENSES. The Company acknowledges that $290,012 in deferred compensation (the “Unpaid Back Pay”) is due and owing to Executive as of the Termination Date. The Company shall pay the Unpaid Back Pay to Executive in twelve (12) equal monthly installments beginning on October 1, 2021. The Company also acknowledges that $20,000 in expenses is owed to Executive (“Unpaid Expenses”) and shall pay Executive’s Unpaid Expenses within one (1) month from the Effective Date. Executive acknowledges that, except for any payments owed under this Agreement, Executive is owed no further compensation or benefits related to Executive’s employment with the Company.

3.	SEVERANCE PAY. Provided that within twenty-one (21) days following Executive’s receipt of this Agreement, Executive delivers to the Company a fully executed copy of this Agreement and permits it to become effective in accordance with its terms, and provided that Executive complies with and performs all material terms of this Agreement (and any such failure to comply or perform is not cured (to the extent such breach is capable of being cured) within thirty (30) days following written notice from the Company), the Company shall pay Executive $250,000 on the earlier to occur of: (i) six (6) months following the Effective Date or (ii) a liquidity event (stemming from a closing with [omitted]) that results in sales of assets in excess of $750,000 in proceeds.

Executive acknowledges and agrees that the severance pay afforded under this Section 3 exceeds what Executive is otherwise entitled to receive, and is in lieu of any other compensation or benefits to which Executive otherwise might be entitled, and payment of the severance pay is conditioned upon Executive’s compliance with the terms of this Agreement. Executive further acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, allowed to be so deducted or withheld under applicable law. Executive agrees that Executive shall be solely responsible for any taxes that may be due and owing by Executive as a result of any payment of monies under this Agreement.

4.	TIME PERIOD FOR ENFORCEABILITY/REVOCATION OF AGREEMENT. The Company’s obligation to pay the severance described in Section 3 is contingent upon Executive executing and returning this Agreement to the Company. Executive may take up to twenty-one (21) days to consider this Agreement prior to executing it. Executive may sign this Agreement at any time during this twenty-one (21) day period. Any changes made to this Agreement after presentation to Executive will not restart the running of the twenty-one (21) day period. After executing this Agreement, Executive shall have seven (7) days during which time Executive may revoke Executive’s consent to this Agreement by given written notification of the decision to revoke to the Company. This Agreement will not become effective or enforceable, and the payment described in Section 3 shall not become due, until such revocation period has expired.

5.	RELEASE AND WAIVER.

a.	Parties’ Intent. It is the intent of the Parties that the following general release and waiver be construed to effectuate the broadest possible release and/or waiver of rights permitted under law. Executive agrees that Executive has entered into this Agreement as a compromise and in full and final settlement of all Claims (as defined below) Executive may have against the Company and Executive further agrees that any and all existing or potential issues that Executive may have arising out of or related to the Company and his employment with or termination of employment from the Company are hereby fully resolved. Executive also agrees that, although Executive may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which Executive now knows or believes to be true, Executive intends to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that Executive signs this Agreement.

b.	General Release of Liability by Executive. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, personal representatives, successors and assigns, hereby releases, waives, and forever discharges the Company and each of its affiliated entities (including all subsidiaries), and each and every one of their respective present and former directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from, to the maximum extent legally permissible, any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to the Signature Date relating to his employment with or termination of employment from the Company, including, but not limited to:

i.	any and all claims arising out of or related to Executive’s Employment Agreement;

ii.	any and all claims for breach of any express or implied contract, whether written or oral, interference with contractual relations, wages or benefits owed or additional compensation or benefits other than the compensation and benefits set forth in this Agreement;

iii.	any and all claims relating to employment practices or policies of the Company or its affiliates;

iv.	any and all claims arising under any local, state or federal legislation or rules, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, any act relating to military service, human rights and/or civil rights, the Retaliatory Employment Discrimination Act, and any other federal, state or local law or regulation prohibiting employment discrimination or retaliation based on any protected status or otherwise governing the employment relationship between Executive and the Company, and amendments to these statutes and laws;

v.	claims under the common law, including, but not limited to, negligence, gross negligence and any other tort claims, intentional infliction of emotional distress, defamation, assault, battery, invasion of privacy, and false imprisonment; civil conspiracy, duress, promissory or equitable estoppel, fraud, mistake, misrepresentation, violation of public policy, retaliation, personal injury, breach of fiduciary duty, bad faith, and any other wrongful conduct; and

vi.	claims under any other federal, state or local laws, statutes, regulations, ordinances, or other similar provisions ((ii) through (vi), collectively, the “Claims”).

c.	Exceptions. Notwithstanding anything contained in this Section 5, this release does not extend to and has no effect upon (i) any breach of this Agreement, (ii) any vested benefits that Executive may have pursuant to the terms of any pension or retirement plan sponsored by the Company, subject to and in accordance with the terms of any applicable plan, (iii) any claims which cannot by law be released (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation), (iv) any right to indemnification or coverage under the Company’s directors’ and officers’ insurance policy(ies) or (v) Executive’s right to file a charge or complaint, or participate in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission

or any other federal, state, or local governmental agency or commission, provided, however, this Agreement does waive Executive’s right to receive any monetary damages associated with any such charge, complaint, investigation, or other action, with the exception of any monetary damages or award from the Securities and Exchange Commission.

d.	Non-Litigation Covenant. Executive further agrees not to sue the Company or any of the Released Parties with regard to any claim released above. Executive understands that the provisions of this Agreement shall not be construed as preventing Executive from filing a charge with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or similar agency, only to the extent Executive is permitted to do so by law, notwithstanding any provisions of this Agreement to the contrary. However, Executive expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to Executive as a result of any such charge or administrative complaint, with the exception of any monetary damages or award from the Securities and Exchange Commission. Executive understands that the provisions of this paragraph mean that Executive cannot bring a lawsuit or arbitration in any forum against the Released Parties for any reason for Claims Executive may have as of the date of this Agreement.

6.	COMPANY INFORMATION AND PROPERTY.

a.	Except as provided in the Executive’s Employment Agreement, on or before the Termination Date, Executive agrees that Executive will turn over and return to the Company all of the Company’s documents, manuals, plans, work notes, or other business papers and all copies of same, whether paper or electronic, which are in Executive’s possession, along with any and all property of the Company, except computers, and computer equipment.

b.	Executive acknowledges that Executive has been given access to certain highly-sensitive confidential and proprietary information belonging either to the Company or to other parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise generally available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, regardless of how such information or material may exist from time to time and whether in electronic, print, or other form, which constitute valuable, special, and unique assets of the Company or its affiliates that have been developed or acquired through substantial investments of time, money, and resources:

i.	information relating to the operation of the Company’s business, methods of operation, technology, or marketing, including, but not limited to, customer information, including names and contact information, preferences, pricing, buying habits, and the need and methods of fulfilling those needs; prices, renewal dates, and other terms of customer and supplier contracts and proposals; the specific terms of any agreement or arrangement between the Company and its customers, employees, contractors, subcontractors, suppliers or vendors; pricing policies, methods of delivering services and products, marketing and sales strategies, product technology and product development strategies; vendor or supplier lists; employment records and employee lists; forecasts and budgets; product performance and technical information; business strategies, management plans and policies; marketing and sales plans and policies; material and equipment costs; financial information or data; and business methods and finances;

ii.	information of a technical or proprietary nature developed by the Company and its employees or acquired by the Company from any licensor, licensee, customer, supplier, vendor, employee, contractor, or subcontractor, on a confidential basis or protected basis and related to the Company’s business, including but not limited to any scientific or technical analyses, ideas, concepts, designs, specifications, requirements, prototypes, techniques, technical data or know-how, formulae, methods, discoveries, improvements, equipment, research and development, and inventions related to the Company’s business; and

iii.	information relating to the Company’s business that is of commercial value on the basis of not being publicly known, including but not limited to Trade Secrets, as defined below.

Confidential Information does not include any information that is generally available to the public other than as a result of disclosure by Executive in violation of this Agreement or disclosure that Executive knows is by another party in violation of any other agreement with the Company.

c.	Executive shall not disclose Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with the Company for any reason or purpose whatsoever and will not use Confidential Information except on behalf of the Company. Executive shall promptly surrender to the Company upon the Termination Date all Confidential Information in Executive’s possession or control, including all passwords used by Executive to access facilities, networks, or phone systems of the Company. Upon the Termination Date, Executive shall cease using any secure website or web portals, e-mail system, or phone system or voicemail system of the Company; provided, that, for a reasonable period of time the Company shall set up a method for forwarding emails and voicemails and advising that Executive is no longer at the Company.

d.	At all times after the Termination Date, Executive shall not disclose any Trade Secret (defined below) to any third party, and shall not use any Trade Secret for the benefit of Executive or for others, without the prior written consent of the Company. For purposes of this Agreement, the term “Trade Secret” means any item of Confidential Information that constitutes a trade secret of the Company under the common law or statutory law of the State of Nevada. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

e.	It is acknowledged and agreed that any breach or threatened breach of the provisions of this Section 6 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In the event of a breach or threatened breach by Executive of this Section 6, the Company shall be entitled to seek an injunction restraining Executive from disclosing Confidential Information or Trade Secrets, and, further, from accepting employment with or rendering services to any such third party to whom Confidential Information or Trade Secret has been disclosed or is threatened to be disclosed by Executive. Nothing contained in this Section 6 shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Executive of any monetary damages that the Company may suffer by reason of any such breach or threatened breach.

f.	Notwithstanding the foregoing, this Section 6 does not prohibit Executive from responding truthfully

(i) to any inquiry by any governmental or regulatory agency, (ii) if required by legal process, and then only to the extent required, and provided that, if legally permitted, Executive gives written notice to the Company prior to the date a response is due and cooperate if any of the Released Parties (as defined below) elects to contest such legal process, (iii) or as reasonably appropriate in connection with any litigation or arbitration between Executive and the Company and/or its affiliates or (iv) as otherwise required by law. In accordance with disclosures required under the Defend Trade Secrets Act of 2016, Executive is hereby notified that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.	MUTUAL NON-DISPARAGEMENT. The Company and the Executive shall each comply with the non-disparagement provisions set forth in Section 5(b) of the Employment Agreement.

8.	COOPERATION. During the time that Executive is entitled to receive the severance benefits under Section 3 (the “Benefit Period”), Executive shall comply with the cooperation provisions set forth in Section 4(b)(i) of the Employment Agreement.

9.	CONTINUING OBLIGATIONS. Executive acknowledges and agrees that the post-employment restrictive covenants and obligations contained in the Employment Agreement survive the termination of Executive’s employment and are hereby incorporated by reference as material terms of this Agreement.

10.	BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors and administrators. Executive may not assign any of Executive’s rights or obligations under this Agreement without the written consent of the Company.

11.	APPLICABLE LAW. This Agreement will be governed and interpreted by the laws of the State of New York without giving effect to any choice or conflict of law principles of any jurisdiction.

12.	OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Executive’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

13.	NO REPRESENTATION AS TO TAX CONSEQUENCES. Executive acknowledges that neither the Company, nor anyone acting on its behalf, has made any representations as to the federal, state, or local tax consequences or tax treatment of any payments being made under the terms of this Agreement. Executive further agrees that the proper reporting and payment of all federal, state, and local tax obligations, as well as the tax consequences arising from this Agreement, are solely Executive’s responsibility. The Company hereby expressly advises Executive of the right to seek tax and/or financial advice from a professional of Executive’s choice as to tax matters. Executive further acknowledges by Executive’s signature below that Executive understands that Executive has the right, and has been afforded the opportunity prior to signing this Agreement, to seek advice from a tax professional of Executive’s choice as to any tax matters related to the payments set forth above. The provisions relating to Section 409A of the Internal Revenue Code set forth in Section 9(n) of the Employment Agreement shall apply to all payments hereunder.

14.	PROVISIONS RELATING TO ADEA RELEASE. Executive represents to the Company that Executive is aware, understands and agrees that:

a.	Executive is voluntarily entering into and signing this Agreement;

b.	The claims waived, released and discharged in the above Section 5 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act (the “ADEA”);

c.	Those claims waived, released and discharged in Section 6 do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the Signature Date;

d.	The payments and benefits provided or to be provided Executive pursuant to the provisions of Section 3 above constitute consideration that Executive was not entitled to receive before the Effective Date;

e.	Executive was given twenty-one (21) days within which to consider this Agreement;

f.	The Company advised Executive of Executive’s right to consult with an attorney regarding this Agreement before executing the Agreement and encouraged Executive to exercise that right;

g.	Executive may revoke this Agreement at any time within seven (7) days after the Signature Date, and this document will not become effective or enforceable until the eighth (8th) day after the Signature Date (the “Effective Date”) (on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

h.	By signing this Agreement, Executive acknowledges that the period of time used by Executive prior to signing this Agreement was sufficient time to consider and review this Agreement, it being expressly understood that the Company is imposing no requirement or duress on Executive to take less than twenty-one (21) days to consider signing this Agreement.

EXECUTIVE REPRESENTS THAT EXECUTIVE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year written below (the “Signature Date”).

MUNISH BANSAL

By:
Name:	Munish Bansal
Date:

FTE NETWORKS, INC.

By:
Name:	Michael P. Beys
Title:	Interim CEO
Date:	April 15, 2021